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North Pittsburgh Systems, Inc.

(Name of Registrant as Specified in Its Charter)

				Phillip Goldstein

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The North Pittsburgh Systems Shareholder Committee
Park 80 West ? Plaza Two, Suite C04
Saddle Brook, NJ 07663
Ph 201-556-0092
Fx 201-556-0097
Email: adakos@bulldoginvestors.com


March 15, 2007

Dear Fellow North Pittsburgh Systems Shareholders:

As one of the largest shareholders of North Pittsburgh Systems (?NPSI?), we are concerned about the recent deterioration of NPSI?s business. If management continues along its current course, we foresee a continuing decline in our Company?s value.

In a few short months, you will have a chance to vote on the single most important decision in the 101 year history of North Pittsburgh Systems. At the 2007 annual meeting, shareholders will determine whether NPSI will continue to plod along as its telephone customers and subscriber base wither away and shareholder value declines or whether to endorse a better alternative, i.e., to sell the Company at a premium to the current share price.

We believe a sale of the Company now is clearly in the best interest of NPSI?s shareholders, customers, and employees. The traditional telecommunications world in which there were many small telephone companies is vanishing. Every day well-funded cable and internet competitors are taking market share from the
smaller traditional landline companies like NPSI.   We have
tried to tell NPSI management it is futile to compete with companies that have much greater economies of scale and offer more services at lower prices.

But don?t take our word for it. The stock graph on the next page illustrates what happened to two comparable stand alone local telephone companies, Warwick Valley Telephone Company and Hector Communications that faced a problem very similar to that which NPSI is facing today.

Like NPSI, Warwick Valley Telephone stuck to its business plan by pouring millions of dollars into technologies in a futile effort to compete in video and internet services. That strategy did not work; senior management has turned over, more than 20% of the employees have been laid off and the formerly profitable Warwick Valley Telephone is now incurring operating losses. Its stock price, which reached $34 per share in November 2003, has declined steadily to $17.10.

By contrast, Hector Communications astutely recognized the competitive threat it faced. It put itself up for sale to the highest bidder and in November, 2006 the company was sold for $36.40 in cash, a gain of 160% from the $14 per share level at which the company?s stock was trading at in November 2003.

 (Insert: Chart illustrating stock price of Warwick and Hector)

HOW DO YOU WANT NPSI TO END UP - LIKE WARWICK VALLEY TELEPHONE
OR HECTOR COMMUNICATIONS?

And remember, in case you are an employee of NPSI, management?s decision to remain independent could well cost you your job. At Warwick Valley Telephone, not only did shareholders lose but employees suffered massive layoffs, layoffs far greater than if the company had been sold to a larger telecom provider.

Why, you may wonder, would management of NPSI not support a sale? Are they looking out for their own welfare even though shareholders and employees will suffer from their reluctance to face reality? Certainly, NPSI?s senior managers stand to lose the most if the Company is sold. For example, in 2005 CEO and President Harry Brown collected a salary and bonus of $326,000 but owned just a tiny amount of NPSI stock. Chairman Charles E. Thomas Jr.?s law firm ?earned? $313,000 in legal fees from NPSI during 2005 but he owned just 0.4% of NPSI stock. It is easy to see why management may be more concerned with their pay and their perks than with NPSI?s stock performance.

As we said, we have been seeking to have a productive dialogue with management for nearly a year but unfortunately we have nothing to show for our efforts. That is why we cannot stress enough the importance of the upcoming annual meeting to the shareholders of NPSI. Take another look at the graph above and ask yourself this question: ?Which is the direction I want for my investment in NPSI?? At the annual meeting, you can make that decision.

Sincerely,


The North Pittsburgh Systems Shareholder Committee

Phillip Goldstein
Bulldog Investors

Andrew Dakos
Bulldog Investors

Lawrence Goldstein
Santa Monica Partners LP

James Chadwick
Monarch Activist Partners LP